Exhibit 10.41
LENDINGTREE
EXECUTIVE SEVERANCE PAY PLAN
1.Purpose
LendingTree, Inc. and its subsidiaries may provide a severance payment under this LendingTree Executive Severance Pay Plan (the “Plan”) to an eligible executive whose employment is terminated by the Company and who meets the eligibility requirements defined below. The purpose of this program is to provide financial assistance to the executive while he or she is seeking another position. The Plan is the exclusive plan, policy or arrangement for the payment of severance pay benefits for qualifying executives of LendingTree, Inc. and its subsidiaries, except for executives who have an employment agreement with the Company that provides exclusive severance benefits. For the avoidance of doubt, any severance benefits payable to an executive under this Plan will be paid solely in lieu of, and not in addition to, any severance benefits payable under any offer letter, severance arrangement or other program or agreement on account of the executive’s termination of employment with the Company under the circumstances covered by this Plan.
The term “Plan Sponsor” shall mean LendingTree, Inc., and the term “Company” shall mean LendingTree, Inc., or any subsidiary of LendingTree, Inc., through which the executive covered by this Plan was employed immediately prior to the executive’s termination of employment. The term “Plan Administrator” shall mean the Chief Human Resources Officer of the Company, or such other individual as determined by the Compensation Committee of the Board of Directors of LendingTree, Inc. (the “Compensation Committee”) from time to time.
Except as expressly set forth in the Plan, severance payment is not automatic and is granted at the sole discretion of the Plan Sponsor on a case-by-case basis. This plan is effective as of December 22, 2020.
2.Eligibility
An executive of the Company participates in the Plan and is eligible to receive severance benefits thereunder if he or she is selected by the Plan Sponsor to participate in the Plan and has signed and delivered to the Company, within the time set by the Company, a participation agreement (the “Participation Agreement”) in a form provided by the Plan Sponsor. The Participation Agreement will specify the Schedule of severance benefits that are applicable to the executive based on the executive’s position.
An eligible executive whose employment is involuntarily terminated by the Company may be eligible to receive a severance payment, unless the executive’s employment terminates on account of any of the following:
(a)For Cause. “Cause” means, as determined in the sole discretion of the Company, the willful or gross neglect by the executive of the material duties required by the executive’s employment with the Company or any misconduct deemed by the Company to be detrimental to the interest of the Company or any of its divisions, subsidiaries, affiliates or employees. For the purposes of this plan, such misconduct includes, but is not limited to (i) embezzlement, fraud, or theft; (ii) conviction of, or entry of a plea of guilty or nolo contendere to, a crime that constitutes a felony or other crime involving moral turpitude; (iii) breach of fiduciary duty; (iv) personal dishonesty that is, or could reasonably be expected to be, materially injurious to the Company; (v) a violation of any applicable policy, code, or standard of ethics of the Company; (vi) excessive and unexcused absenteeism unrelated to a disability; (vii) competing with the Company while employed by the Company; and (viii) violating the terms of any restrictive covenant with the Company, including without limitation any non-compete, non-solicitation, or confidentiality obligation.
(b)Voluntary retirement;
(c)Voluntary resignation;
(d)At expiration of the executive’s disability leave or personal leave, unless the executive’s position has been eliminated during the leave and a reasonably comparable position is not offered to the executive upon the executive’s return;
(e)When all or any portion of a business or its assets are sold or divested and the executive is offered at the time of separation from the Company a reasonably comparable position by the successor organization or buyer;
(f)When an executive terminates as a result of the executive’s acceptance of employment with any division, subsidiary, affiliate or managed entity of the Company;
(g)When an executive’s position has been eliminated but another reasonably comparable position, as determined by the Plan Administrator in its sole discretion, with any division, subsidiary, affiliate or managed entity of LendingTree, Inc. has been offered instead.
An executive who voluntarily terminates employment with the Company or who voluntarily retires is generally not eligible for severance pay under the Plan. If an executive indicates an intention to resign and the Company decides to accept the resignation at an earlier date, the executive will not, for that reason, be entitled to severance under the Plan.
For the avoidance of doubt, an executive eligible for severance benefits under an offer letter, employment agreement, or other severance arrangement is not eligible for severance pay under the Plan.
A termination of employment that qualifies an executive for severance pay under the Plan is a “Qualifying Termination”.

3.Participation: Requirement of Release and Waiver and Compliance with Covenants
In order to be eligible to receive the severance payment and selected benefit continuation as outlined below, an eligible executive must: (a) sign and deliver to the Company, within the time set by the Company, an effective general release and waiver of claims (a “Release”) in a form provided by the Plan Sponsor (and not revoke the release and waiver following delivery of the release and waiver to the Company, if revocation is permitted); and (b) comply, and continue to comply, with the terms of the Release and of any non-competition, non-solicitation, non-disparagement, confidentiality, or other restrictive covenant obligation owed to the Company, for the applicable duration of each such covenant. For the avoidance of doubt, in the event of an executive’s breach of the terms of any restrictive covenant obligation to the Company, the Company’s obligation to make any further severance payment to the executive shall cease. Notwithstanding anything set forth in the Plan, an executive shall be entitled to receive and retain at least Five Hundred Dollars ($500.00) of any severance benefit as consideration for the executive’s execution (and non-revocation, as applicable) of a Release, regardless of the executive’s compliance with the terms of any restrictive covenant, and, subject to the payment timing set forth in Section 6(c) of the Plan, no severance payments shall be paid to the executive until the first Company payroll date following the effectiveness of the Release, and the first severance payment paid on such payroll date shall include and satisfy all severance payments that would have otherwise been made up to such date.
4.Calculation of Severance Payment
Severance pay is based on the executive’s position and base pay as of the executive’s Termination Date, as determined in accordance with the applicable Schedule to the Plan for each position, and is subject to withholding of applicable federal, state and/or local taxes as required by law. The Plan Sponsor or its delegate may amend the Schedules to this Plan from time to time without restating the Plan.
The Plan Sponsor shall have the discretion, from time to time and on a case-by-case basis, to provide such additional benefits, whether under this Plan or any other plan or arrangement, as it deems necessary or appropriate. In no event shall the provision of any such benefit for one executive create a precedent or require that any other executive be provided such benefit, either under this Plan or any other plan or arrangement.
5.Form and Timing of Payment
Severance payments shall be made in accordance with the terms set forth in the applicable Schedule to this Plan, subject to Section 3 and Section 6 of the Plan.
6.Section 409A
The Plan Sponsor intends that all payments and benefits provided under the Plan shall satisfy the requirements for a short-term deferral or an involuntary separation plan payment so as not to be treated as deferrals of compensation. Notwithstanding the foregoing, to the extent any payments or benefits under the Plan are subject to Section 409A of the Internal Revenue Code of 1986 (“Section 409A”), the Plan shall be interpreted and administered to the maximum extent possible to comply with Section 409A. For purposes of any payments or benefits under the Plan subject to Section 409A:
(a)The executive shall not be considered to have terminated employment with the Company unless the executive would be considered to have incurred a “separation from service” within the meaning of Section 409A.
(b)Each separate payment to be made or benefit to be provided under the Plan shall be construed as a separate identified payment for purposes of Section 409A.
(c)Any payments subject to execution of an effective release shall be paid within 60 days following the executive’s separation from service; provided, however, if this 60-day period begins in one calendar year and ends in a later calendar year, the payment will be made in the second calendar year on a date determined by the Plan Sponsor.
(d)If the executive is a “specified employee” within the meaning of Section 409A at the time of the executive’s separation from service, to the extent required under Section 409A to avoid accelerated taxation and tax penalties, any amounts payable during the six-month period immediately following the executive’s separation from service shall instead be paid on the first business day after the date that is six months following the executive’s separation from service (or, if earlier, the executive’s date of death).
(e)To the extent the cash severance payable to the executive in connection with the executive’s Qualifying Termination following a Change in Control (as defined in the Company’s 2008 Stock and Annual Incentive Plan, or its successor plan) of the Company constitutes “deferred compensation” subject to Section 409A and the Change in Control is not a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as provided in Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended, and Treasury Regulations Section 1.409A-3(i)(5), the cash severance will not be paid in a lump sum and will instead be payable in equal installments over the applicable Severance Period following the executive’s Qualifying Termination in accordance with Section 3 of this Plan and the Company’s regular payroll policies.
The Plan Sponsor makes no representation that payments described in the Plan will be exempt from or comply with Section 409A.
7.Termination Date, Severance Period, Notice
The Termination Date shall be the last day the executive is actively at work, unless otherwise specified by the Company in a manner it deems appropriate.

The Severance Period is the period during which cash severance is payable to the executive in the event of the executive’s Qualifying Termination that occurs other than in connection with a Change in Control of the Company pursuant to the applicable Schedule for the executive, unless otherwise specified by the Plan Sponsor. In the event an executive has had a separation from service and been rehired by the Company, the executive’s prior service will not be considered in the calculation of severance pay under this Plan. If the executive obtains other employment during the Severance Period, the amount of any severance payments to be paid to the executive under the Plan after the date such employment is secured will be offset by the amount of compensation earned by the executive from such employment through the end of the Severance Period. The executive is obligated to inform the Company promptly when the executive obtains other employment during the Severance Period. For the avoidance of doubt, the offset set forth in this Section 7 of this Plan shall not apply to severance benefits paid or provided in connection with a Qualifying Termination that occurs in connection with a Change in Control.
The severance payment includes payment in lieu of notice. No additional payments in lieu of notice shall be provided.
8.Effect on Benefit Plans
The Severance Period commences at the executive’s Termination Date and does not extend the executive’s Termination Date. The following will apply only to the extent the executive is eligible for and participates in the applicable coverage as of the executive’s Termination Date:
(a)Health Coverage – Coverage will cease at the end of the month in which the Termination Date occurs and is available through the provisions of COBRA, as described in Schedules A-C. For COBRA purposes, the qualifying event shall occur on the last day of the month in which the Termination Date occurs. The Company shall pay the cost of the COBRA premium for coverage for the executive and any dependents as of the Termination Date for up to the maximum period set-forth in the applicable Schedule, without regard to the length of the former executive’s Severance Period, provided the executive affirmatively and properly elects COBRA coverage. The Company’s COBRA payments for the executive and each of the executive’s eligible dependents shall commence for the period measured from the 1st day of the month immediately following the month in which the Termination Date occurs, and shall end the earlier of the last day of 1) the maximum period set forth in the applicable Schedule following the last day of the month in which the Termination Date occurs, or 2) the month in which the former executive or the eligible dependent is no longer eligible for or terminates COBRA coverage.
(b)All other Executive Benefit Plans – All other executive benefits shall terminate upon the executive’s Termination Date, pursuant to the terms of each plan.
9.Re-employment

If an executive is rehired into a full-time regular or fixed-term position with the Company during the Severance Period, severance pay will have to be repaid to the Company on a pro rata basis for any period of re-employment that overlaps with the Severance Period.
10.Exceptions
In the event that there appear to be mitigating circumstances that might justify deviation from this Plan, the prior approval of the Plan Administrator must be obtained.
11.Plan Administration
LendingTree, Inc. is the named fiduciary of the Plan and shall administer the Plan, acting through the Plan Administrator. The Plan Administrator shall administer the Plan in accordance with its terms and shall have all powers necessary to carry out the provisions of the Plan not otherwise reserved to the Plan Sponsor.
Not in limitation, but in amplification of the powers and duties specified in this Plan, the Plan Administrator shall:
(a)Have all powers to administer the Plan, within its sole discretion.
(b)Have total and complete discretion to interpret the Plan and to determine all questions arising in the administration, interpretation and application of the Plan, including the power to construe and interpret the Plan; to decide all questions relating to an individual’s eligibility for benefits and the amounts thereof; to make such adjustments which it deems necessary or desirable to correct any mathematical or accounting errors; and to determine the amount, form and timing of any distribution to be made hereunder.
(c)Correct any defect, supply any omission or reconcile any inconsistency in such manner and to such extent as the Plan Administrator shall deem necessary to carry out the purposes of this Plan.
(d)Have fact finder discretionary authority to decide all facts relevant to the determination of eligibility for benefits or participation; have the discretion to make factual determinations as well as decisions and determinations relating to the amount and manner of allocations and distribution benefits; and in making such decisions, be entitled to, but need not rely upon, information supplied by an executive or representative thereof.
(e)Have total and complete discretion to adopt, publish, and enforce such rules as the Plan Administrator shall deem necessary and proper for the efficient administration of the Plan.
All determinations by the “Company” referred to in the Plan shall be made by the applicable entity in its capacity as the employer. All determinations by LendingTree, Inc.

referred to in the Plan shall be made by LendingTree, Inc. in its capacity as settlor of the Plan.
12.General Provisions
Except to the extent that federal law governs, this Plan will be construed, administered and enforced in accordance with the laws of the State of North Carolina.
Any provision in the Plan that is prohibited or unenforceable by reason of applicable law in any jurisdiction shall be ineffective, but only in that jurisdiction and only to the extent of such prohibition or unenforceability, without invalidating or affecting the remaining provisions of this Plan.
Executives may not assign or transfer the benefits provided under this Plan.
For participating executives, this Plan supersedes any other employment agreement, severance benefit plan, policy, or practice currently or previously in effect at the Company.
Nothing in this Plan shall be construed as conferring any right upon an executive with respect to the continuation of employment, or interfere with the right of the Company to terminate an executive’s employment at any time.
For the avoidance of doubt, no severance payment made under the Plan shall be considered as creditable “compensation” under any benefit plan maintained by the Company, unless specifically provided for under the applicable plan documents or required by applicable law.
If the Company is obligated by the Worker Adjustment and Retraining Notification Act (“WARN”) to provide executives compensation or benefits upon a plant closing or mass layoff, then any benefits provided under this Plan will be reduced or offset by the amount of the compensation and benefits executives receive under WARN.
13.PLAN INFORMATION
(Information required by the Executive Retirement Income Security Act of 1974)

Plan Name LendingTree Executive Severance Pay Plan	Type of Welfare Plan Severance Pay
Employer Identification Number 25-1795344	Plan Year Ends December 31
Plan Number Plan 502 Plan Sponsor LendingTree, Inc. 1415 Vantage Park Drive Suite 700 Charlotte, NC 28203 Agent for Service of Legal Process General Counsel Legal@lendingtree.com	Plan Administrator Chief Human Resources Officer jill@lendingtree.com

14.Cost and Funding of the Plan
LendingTree, Inc. pays benefits of the Plan out of the general assets of the Company, at no cost to the executive.
15.Changing or Terminating the Plan
The Company reserves the right to amend, modify, suspend or terminate the Plan, in whole or in part, at any time, by action of LendingTree, Inc.’s Board of Directors, or its delegate. Plan amendment, modification, suspension or termination may be made for any reason and at any time.
16.ERISA Rights
If you are a participant in the LendingTree Executive Severance Pay Plan, you have certain rights and protections under the Employee Retirement Income Security Act of 1974 (“ERISA”). ERISA provides that, as a Plan participant, you are entitled to:
(a)Examine, without charge, at the Plan Administrator’s office and at other specified locations, all documents governing the Plan;
(b)Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including a copy of the latest annual report (Form 5500) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration. The Plan Administrator may make a reasonable charge for the copies.

17.Prudent Actions by Plan Fiduciaries
In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate your Plan, called “fiduciaries,” have a duty to administer the Plan prudently and solely in the interest of you and other Plan participants and beneficiaries. No one, including your employer, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.
18.Filing a Claim
If you disagree with the determination or payment of your benefits, or if you have any questions about receiving these benefits, you should contact the Plan Administrator in writing at the address set forth in the Plan Information above.
19.Time Frame for Claim Determinations Regarding your Benefits
If you receive an adverse benefit determination (i.e., any denial, reduction, or termination of a benefit, or a failure to provide or make a payment), the Plan Administrator will notify you of the adverse determination within a reasonable period of time, but not later than 90 days after receiving your written claim. This 90-day period may be extended for up to an additional 90 days, if the Plan Administrator both determines that special circumstances require an extension of time for processing the claim, and notifies you, before the initial 90-day period expires, of the special circumstances requiring the extension of time and the date by which the Plan expects to render a determination.
In the event an extension is necessary due to your failure to submit necessary information, the Plan’s time frame for making a benefit determination on review is stopped from the date the Plan Administrator sends you the extension notification until the date you respond to the request for additional information.
20.If You Receive an Adverse Benefit Determination
The Plan Administrator will provide you with a notification of any adverse benefit determination that will set forth:
(a)The specific reason(s) for the adverse benefit determination;
(b)Reference to the specific Plan provisions on which the benefit determination is based;
(c)A description of any additional material or information necessary for you to perfect the claim and an explanation of why that material or information is necessary; and

(d)A description of the Plan’s appeal procedures and time limits applicable to such procedures, including a statement of your right to bring a civil action under ERISA after an adverse determination on appeal to the Plan Administrator.
21.Procedures for Appealing an Adverse Benefit Determination
You, or your authorized representative, have 60 days following the receipt of a notification of an adverse benefit determination within which to appeal the determination.
You have the right to:
(a)Submit written comments, documents, records and other information relating to the claim for benefits;
(b)Request reasonable access to, and copies of all documents, records and other information relevant to your claim for benefits. Note that a reasonable charge will be made for copies of the Plan document. For this purpose, a document, record, or other information is treated as “relevant” to your claim if it:
(i)Was relied upon in making the benefit determination;
(ii)Was submitted, considered, or generated in the course of making the benefit determination, regardless of whether such document, record or other information was relied upon in making the benefit determination;
(iii)Demonstrates compliance with the administrative processes and safeguards required in making the benefit determination; or
(c)A review that takes into account all comments, documents, records, and other information submitted by you relating to the claim, regardless of whether such information was submitted or considered in the initial benefit determination.
The Plan Administrator will notify you of the Plan’s benefit determination on review within a reasonable period of time, but not later than 60 days after receipt of your request for review by the Plan. This 60-day period may be extended for up to an additional 60 days, if the Plan Administrator both determines that special circumstances require an extension of time for processing the claim, and notifies you, before the initial 60-day period expires, of the special circumstances requiring the extension of time and the date by which the Plan expects to render a determination on review.
In the event an extension is necessary due to your failure to submit necessary information, the Plan’s time frame for making a benefit determination on review is stopped from the date the Plan Administrator sends you the extension notification until the date you respond to the request for additional information.
The Plan Administrator’s notice of an adverse benefit determination on appeal will contain all of the following information:

i.The specific reason(s) for the adverse benefit determination;
ii.Reference to the specific Plan provisions on which the benefit determination is based;
iii.A statement that you are entitled to receive, upon request, reasonable access to, and copies of, all documents, records, and other information relevant to your claim. Note that a reasonable charge will be made for copies of the Plan document; and
iv.A statement describing your right to obtain the information about such procedures, and a statement of your right to bring an action under ERISA.
You must exhaust this Plan’s administrative claims and appeals procedure before bringing a suit in either state or federal court. Similarly, failure to follow the Plan’s prescribed procedures in a timely manner will also cause you to lose your right to sue regarding an adverse benefit determination.
22.Assistance with Your Questions
If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration U.S. Department of Labor, 200 Constitution Avenue, NW, Washington, DC 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

SCHEDULE A

(As in effect December 22, 2020)
LENDINGTREE
EXECUTIVE SEVERANCE PAY PLAN
SEVERANCE PAY CALCULATION FOR
TIER A PARTICIPANTS
Qualifying Termination other than in connection with a Change in Control:
In the event of a Tier A executive’s Qualifying Termination that occurs other than in connection with a Change in Control of the Company, the Company shall (i) pay the executive cash severance equal to 1.0x the executive’s base salary, payable in equal installments over the 12-month period following the executive’s Qualifying Termination and in accordance with Section 3 of this Plan and the Company’s regular payroll policies, (ii) provide for accelerated vesting of the executive’s outstanding equity awards that would have vested during the 12 months following such Qualifying Termination, and (iii) cover 12 months of COBRA premiums for the executive and his or her eligible dependents.
The Tier A executive shall be subject to all applicable restrictive covenants.
Provision related to a Change in Control, including Qualifying Termination in connection with a Change in Control:
In the event of a Tier A executive’s Qualifying Termination that occurs within 12 months after a Change in Control of the Company, the Company shall (i) pay the executive (A) cash severance equal to 2.0x the sum of the executive’s base salary and target annual bonus and (B) an amount equal to the pro-rated portion of the executive’s annual bonus for the Company’s fiscal year in which the Qualifying Termination occurs based on target performance, with such proration based on the ratio of the number of days the executive was employed by the Company during such year to 365, in each case, payable in a lump sum on the first Company payroll date following the effectiveness of the Release, and (ii) cover 15 months of COBRA premiums for the executive and his or her eligible dependents. The severance payment described in this paragraph is automatic and not at the discretion of the Plan Sponsor.
Separately, upon the consummation of the Change in Control, the Company will provide for full acceleration of the time-vesting requirements of all outstanding equity awards held by the executive (i.e., single-trigger protection) with the achievement of any performance vesting requirements to be determined at the time of the Change in Control based on the parameters set forth in the applicable award agreement or by the Compensation Committee, as applicable. Any equity awards held by the executive that do not become vested upon the consummation of the Change in Control based on the foregoing will be immediately forfeited without consideration.
The Tier A executive shall be subject to all applicable restrictive covenants other than any non-compete covenant.

SCHEDULE B

(As in effect December 22, 2020)
LENDINGTREE
EXECUTIVE SEVERANCE PAY PLAN
SEVERANCE PAY CALCULATION FOR
TIER B PARTICIPANTS
Qualifying Termination other than in connection with a Change in Control:
In the event of a Tier B executive’s Qualifying Termination that occurs other than in connection with a Change in Control of the Company, the Company shall (i) pay the executive cash severance equal to 0.75x the executive’s base salary, payable in equal installments over the nine-month period following the executive’s Qualifying Termination and in accordance with Section 3 of this Plan and the Company’s regular payroll policies, (ii) provide for accelerated vesting of the executive’s outstanding equity awards that would have vested during the nine months following such Qualifying Termination, and (iii) cover nine months of COBRA premiums for the executive and his or her eligible dependents.
The Tier B executive shall be subject to all applicable restrictive covenants.
Provision related to a Change in Control, including Qualifying Termination in connection with a Change in Control:
In the event of a Tier B executive’s Qualifying Termination that occurs within 12 months after a Change in Control of the Company, the Company shall (i) pay the executive (A) cash severance equal to 1.0x the sum of the executive’s base salary and target annual bonus and (B) an amount equal to the pro-rated portion of the executive’s annual bonus for the Company’s fiscal year in which the Qualifying Termination occurs based on target performance, with such proration based on the ratio of the number of days the executive was employed by the Company during such year to 365, in each case, payable in a lump sum on the first Company payroll date following the effectiveness of the Release, and (ii) cover 12 months of COBRA premiums for the executive and his or her eligible dependents. The severance payment described in this paragraph is automatic and not at the discretion of the Plan Sponsor.
Separately, upon the consummation of the Change in Control, the Company will provide for full acceleration of the time-vesting requirements of all outstanding equity awards held by the executive (i.e., single-trigger protection) with the achievement of any performance vesting requirements to be determined at the time of the Change in Control based on the parameters set forth in the applicable award agreement or by the Compensation Committee, as applicable. Any equity awards held by the executive that do not become vested upon the consummation of the Change in Control based on the foregoing will be immediately forfeited without consideration.
The Tier B executive shall be subject to all applicable restrictive covenants other than any non-compete covenant.

SCHEDULE C

(As in effect December 22, 2020)
LENDINGTREE
EXECUTIVE SEVERANCE PAY PLAN
SEVERANCE PAY CALCULATION FOR
TIER C PARTICIPANTS
Qualifying Termination other than in connection with a Change in Control:
In the event of a Tier C executive’s Qualifying Termination that occurs other than in connection with a Change in Control of the Company, the Company shall (i) pay the executive cash severance equal to 0.5x the executive’s base salary, payable in equal installments over the six-month period following the executive’s Qualifying Termination and in accordance with Section 3 of this Plan and the Company’s regular payroll policies, and (ii) cover six months of COBRA premiums for the executive and his or her eligible dependents.
The Tier C executive shall be subject to all applicable restrictive covenants.
Provision related to a Change in Control, including Qualifying Termination in connection with a Change in Control:
In the event of a Tier C executive’s Qualifying Termination that occurs within 12 months after a Change in Control of the Company, the Company shall (i) pay the executive (A) cash severance equal to 0.5x the sum of the executive’s base salary and target annual bonus and (B) an amount equal to the pro-rated portion of the executive’s annual bonus for the Company’s fiscal year in which the Qualifying Termination occurs based on target performance, with such proration based on the ratio of the number of days the executive was employed by the Company during such year to 365, in each case, payable in a lump sum on the first Company payroll date following the effectiveness of the Release, and (ii) cover 12 months of COBRA premiums for the executive and his or her eligible dependents. The severance payment described in this paragraph is automatic and not at the discretion of the Plan Sponsor.
Separately, upon the consummation of the Change in Control, the Company will provide for full acceleration of the time-vesting requirements of all outstanding equity awards held by the executive (i.e., single-trigger protection) with the achievement of any performance vesting requirements to be determined at the time of the Change in Control based on the parameters set forth in the applicable award agreement or by the Compensation Committee, as applicable. Any equity awards held by the executive that do not become vested upon the consummation of the Change in Control based on the foregoing will be immediately forfeited without consideration.

The Tier C executive shall be subject to all applicable restrictive covenants other than any non-compete covenant.